PARKERVISION SIGNS PURCHASE AGREEMENT FOR
COMMON STOCK

Jacksonville, Fla., November 17, 2010 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) today announced the signing of a stock purchase agreement for the sale of 2,829,520 shares of its common stock at a price of $0.42 per share, in a registered offering to certain clients of a Boston-based institutional investment adviser that has been a beneficial shareholder of ParkerVision for a number of years.

Upon closing, net proceeds from the sale of the shares, after deducting offering expenses, are expected to be approximately $1.14 million.  The offering is subject to customary closing conditions and is expected to close on November 19, 2010.  The Company plans to use the net proceeds from the offering for working capital and for other general corporate purposes, including funding its research and sales and marketing activities.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission on January 5, 2009. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from ParkerVision, Inc., Corporate Secretary, 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256, or by calling (904) 732-6100.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock, nor shall there be any sale of the shares of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida.

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2009, and the Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2010. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CONTACT:
ParkerVision, Inc.
Cindy Poehlman, Chief Financial Officer
904-732-6100
cpoehlman@parkervision.com

The Wall Street Group, Inc.
Ron Stabiner, Vice President
212-888-4848
rstabiner@thewallstreetgroup.com

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